UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2009 (May 29, 2009)

JER Investors Trust Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-32564	75-3152779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1650 Tysons Boulevard, Suite 1600, McLean, VA	22102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code

(703) 714-8000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On May 29, 2009, JER Investors Trust Inc. (the “Company”) entered into (i) an agreement with two holders of outstanding trust preferred securities of the Company (“TRUPs”) with an aggregate liquidation amount of $56.25 million to exchange such TRUPs for $70.31 million aggregate principal amount of junior subordinated notes due 2037 (the “Notes”) issued by the Company pursuant to the Junior Subordinated Indenture, dated May 29, 2009, between the Company and The Bank of New York Mellon Trust Company, National Association, as trustee (the “Indenture”), (ii) a letter agreement with one such holder, providing for the issuance of 238,347 unregistered shares of the Company’s common stock (subject, under certain conditions, to the sale of up to 68,856 additional unregistered shares of common stock) and certain cash payments to that holder in connection with the exchange described above, (iii) an agreement with the other such holder, providing for certain cash payments to that holder in connection with the exchange described above, (iv) an agreement with a third holder of TRUPs with an aggregate liquidation amount of $3.75 million to exchange such TRUPs for 541,906 unregistered shares of the Company’s common stock and certain cash payments ((i), (ii) and (iv) together, the “Exchange Agreements”), and (v) a registration rights agreement with those holders receiving shares of the Company’s common stock in the exchanges described above providing for certain piggyback registration rights with respect to such shares (the “Registration Rights Agreement”).

An aggregate of $58.74 million of TRUPs have been cancelled to date in conjunction with these exchanges, and the remaining $1.26 million of TRUPs outstanding are scheduled to be cancelled by July 30, 2009. The Company also satisfied its interest payment obligations on the TRUPS for the April 30, 2009 interest payment dates, and, with respect to the remaining TRUPs outstanding, the July 30, 2009 interest payment date (in advance thereof). In total, the Company has made aggregate cash payments of $0.7 million through May 29, 2009 to satisfy its obligations on the TRUPs in connection with the exchanges described above and the satisfaction of interest obligations. The Company is obligated to make $0.2 million of additional cash payments in order to complete its repurchase of the remaining TRUPs.

The Notes will pay interest at a rate of 0.50% annually through April 29, 2012 or such earlier date as the Company elects (the “Modification Period”). If the Modification Period ends earlier than April 29, 2012, the Company will pay interest at a fixed rate of 7.24% annually from such date through April 29, 2012. Thereafter, the Company will pay interest at a variable rate equal to LIBOR plus 2.25% annually. During the Modification Period, the Company will be subject to certain restrictions, including limitations on its ability to pay dividends on shares of its common stock, provided, however, that the Company shall be permitted to pay dividends to the extent necessary to satisfy REIT dividend requirements. The Indenture contains customary events of default, including those relating to nonpayment of principal or interest when due, and defaults based on events of bankruptcy and insolvency. Historically, the Company paid approximately $4.3 million annually in cash interest on the TRUPs. During the Modification Period, the Company will be obligated to pay approximately $0.4 million annually in cash interest on the Notes issued in exchange for the TRUPs.

The foregoing summary is not complete and is qualified in its entirety by reference to the full text of the Indenture, the Registration Rights Agreement and the Exchange Agreements, which are filed herewith as Exhibits 4.1, 4.2, and 10.1, 10.2 and 10.3, respectively, and are incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation.

The information provided with respect to the Company’s issuance of the Notes in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information provided with respect to the Company’s issuance of shares of common stock in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

4.1	Junior Subordinated Indenture between JER Investors Trust Inc. and The Bank of New York Mellon Trust Company, National Association, dated May 29, 2009.

4.2	Registration Rights Agreement among JER Investors Trust Inc., EJF Distressed Master Fund II, LP and Kodiak CDO II, Ltd., dated May 29, 2009.

10.1	Exchange Agreement among JER Investors Trust Inc., Taberna Preferred Funding IX, Ltd. and Kodiak CDO II, Ltd., dated May 29, 2009.

10.2	Exchange Agreement between JER Investors Trust Inc. and EJF Distressed Master Fund II, LP, dated May 29, 2009.

10.3	Letter Agreement between JER Investors Trust Inc. and Kodiak CDO II, Ltd., dated May 29, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JER Investors Trust Inc.
(Registrant)

Date: June 3, 2009	By:	/s/ J. Michael McGillis
	Name:	J. Michael McGillis
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Junior Subordinated Indenture between JER Investors Trust Inc. and The Bank of New York Mellon Trust Company, National Association, dated May 29, 2009.

4.2	Registration Rights Agreement among JER Investors Trust Inc., EJF Distressed Master Fund II, LP and Kodiak CDO II, Ltd., dated May 29, 2009.

10.1	Exchange Agreement among JER Investors Trust Inc., Taberna Preferred Funding IX, Ltd. and Kodiak CDO II, Ltd., dated May 29, 2009.

10.2	Exchange Agreement between JER Investors Trust Inc. and EJF Distressed Master Fund II, LP, dated May 29, 2009.

10.3	Letter Agreement between JER Investors Trust Inc. and Kodiak CDO II, Ltd., dated May 29, 2009.